EXHIBIT 99.1
OSI Announces Proposal to Offer $100 Million of Convertible Senior Subordinated Notes
MELVILLE, N.Y.—(BUSINESS WIRE)—Dec. 14, 2005—OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) today announced that it intends to offer, subject to market conditions, a new issue of $100 million of Convertible Senior Subordinated Notes due 2025. The notes will be convertible into OSI common stock at a price to be determined. The notes will be unsecured obligations of OSI and will be subordinated in right of payment to all of its existing and future senior indebtedness. As part of the offering, OSI will also grant the initial purchaser a 30-day option to purchase up to an additional aggregate $15 million of the notes.
OSI intends to use up to $25 million of the net proceeds to purchase shares of its common stock concurrently with pricing of the notes as well as to enter into call spread transactions with respect to its common stock to reduce the potential dilution from conversion of the notes, and to use the remaining funds for general corporate purposes. In connection with these call spread transactions, the initial purchaser of the notes or its affiliates have indicated that they will purchase shares of OSI’s common stock in secondary market transactions and enter into various derivative transactions concurrently with, prior to and possibly after pricing of the notes.
The notes will be issued in a private placement and are expected to be resold to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The convertible senior subordinated notes and the shares of common stock of OSI issuable upon the conversion of the notes will not be registered under the Securities Act or any state laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen(R) (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc.
     This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
CONTACT: OSI Pharmaceuticals, Inc.
Kathy Galante, 631-962-2000
or
Burns McClellan (Representing OSI)
Media:
Justin Jackson, 212-213-0006 ext. 327
Jason Farber, 212-213-0006 ext. 339
or
Investors:
Lisa Burns, 212-213-4281
SOURCE: OSI Pharmaceuticals, Inc.